Exhibit 5.1

CONYERS DILL & PEARMAN LIMITED Clarendon House, 2 Church Street Hamilton HM 11, Bermuda Mail: PO Box HM 666, Hamilton HM CX, Bermuda T +1 441 295 1422 conyers.com

7 May 2026

Matter No.: 1005934
441-299-4926
victor.richards@conyers.com

Carnival Corporation Ltd.

Clarendon House

2 Church Street

Hamilton HM 11

Bermuda

Dear Sir/Madam,

Re: Carnival Corporation Ltd. (the “Company”)

We have acted as special Bermuda legal counsel to the Company in connection with a registration statement on Form S-8 filed with the United States Securities and Exchange Commission (the “Commission”) on 7 May 2026 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the United States Securities Act of 1933, as amended, (the “Securities Act”) of (i) 1,738,289 common shares, par value $0.01 per share (the “Common Shares”), representing awards over an equal number of Carnival plc ordinary shares that were outstanding under the Carnival plc 2024 Employee Share Plan (the “2024 ESP”), that were cancelled in connection with the unification of Carnival Corporation and Carnival plc’s dual-listed company structure under a single company, “Carnival Corporation Ltd.”, with Carnival plc as the wholly-owned UK subsidiary of Carnival Corporation (the “DLC Unification”), and for which the Company has agreed to grant replacement awards over Common Shares to the relevant participants on a one-for-one basis and otherwise on substantially equivalent terms pursuant to the Carnival Corporation 2020 Stock Plan (the “Plan”); (ii) 2,206,121 Common Shares, representing the number of Carnival plc ordinary shares that were available for issuance under the 2024 ESP immediately prior to the DLC Unification that may be used for grants of awards under the Plan; and (iii) 1,000,000 Common Shares, representing Common Shares that may be issued as post-transaction grants under the Carnival plc UK Employee Share Purchase Plan (the “UK ESPP” and together with the Plan, the “Plans” which terms do not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) to participants in the UK ESPP.

1.	DOCUMENTS REVIEWED

For the purposes of giving this opinion, we have examined electronic copies of the following documents:

1.1.	the Registration Statement; and

1.2.	the Plans.

We have also reviewed:

1.3.	copies of the memorandum of continuance and the bye-laws of the Company, each certified by the Resident Representative of the Company on 7 May 2026; and

1.4.	such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

2.	ASSUMPTIONS

We have assumed:

2.1.	the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) of all documents examined by us and the accuracy, authenticity and completeness of the originals from which such copies were taken;

2.2.	that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention;

2.3.	the accuracy and completeness of all factual representations made in the Registration Statement, the Plan and other documents reviewed by us;

2.4.	that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein;

2.5.	the validity and binding effect under the laws of the State of Florida of the Plan and laws of England and Wales under the UK ESPP in accordance with their respective terms;

2.6.	that there is no provision of any award agreement which would have any implication in relation to the opinions expressed herein;

2.7.	that, upon the issue of any Common Shares, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof; and

2.8.	that on the date of issuance of any of the Common Shares the Company will have sufficient authorised but unissued common shares.

3.	QUALIFICATIONS

3.1.	We express no opinion with respect to the issuance of shares pursuant to any provision of the Plans that purports to obligate the Company to issue shares following the commencement of a winding up or liquidation.

3.2.	We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda.

3.3.	This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda.

3.4.	This opinion is issued solely for the purposes of the filing of the Registration Statement and the issuance of the Common Shares by the Company pursuant to the Plans and is not to be relied upon in respect of any other matter.

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4.	OPINION

On the basis of and subject to the foregoing, we are of the opinion that:

4.1.	The Company is duly continued and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda governmental authority under the Companies Act 1981, or to pay any Bermuda government fee or tax, which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

4.2.	When issued and paid for in accordance with the terms of the respective Plan, the Common Shares will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman Limited

Conyers Dill & Pearman Limited

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